Exhibit 99.1

Press Release

VIA NET.WORKS SWITZERLAND SOLD TO FORMER MANAGEMENT

AMSTERDAM, Netherlands, April 1, 2005 — VIA NET.WORKS, Inc. (Nasdaq: VNWI; EASE), a provider of business communication solutions to small- and medium-sized enterprises in Europe and the U.S., today announced the sale of two of its Swiss companies — VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG – to former managers and owners of the business. The buy-out is led by Franz Grueter, Aldo Britschgi and Pius Grueter and was completed through their wholly-owned company, Solution24 AG.

VIA noted that the transfer of the two Swiss companies to their original management will provide continuity to VIA’s Swiss customers, to its partners and vendors, as well as maintaining a stable environment for its Swiss employees.

While the terms of the transaction are not disclosed, VIA said proceeds of the sale will provide it with additional funds, allowing it time to continue to explore strategic and financial solutions to its immediate liquidity issues. The company stated that it was continuing its discussions with third parties for various solutions, which include the potential sale of all or parts of its business and the possibility of securing additional investments into, or financing for, the company.  The company anticipates it will be able to provide an update on its progress toward these solutions within the next week.

VIA further stated that, given the nature of the potential transactions under discussion, it is not in a position to file with the Securities and Exchange Commission its annual report on Form 10-K within the required timetable. The company intends to conclude and publish its financial report for year 2004 and the fourth quarter 2004 as soon as possible after the strategic or financial solution is clarified.

About VIA NET.WORKS, Inc.

VIA NET.WORKS, Inc. (Nasdaq: VNWI; Euronext) is a leading provider of business communication solutions to more than 135,000 small- and medium-sized businesses in Europe and the United States. VIA offers a comprehensive portfolio of business communications services, including hosting, security, connectivity, networks, voice and professional services. Website: www.vianetworks.com.

Contacts
Investor contact:		Media contact:
Michael Geczi		Piers Schreiber
Tel:	1 212 681 1700, ext. 156	Tel:	+31 20 502 0072
Cell:	1 917 439 8377	Cell:	+31 65 535 8087
Fax:	1 212 681 6961	Fax:	+31 20 502 0001
Email: mgeczi@torrenzano.com		Email: pschreiber@vianetworks.com